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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

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                                                               SEC FILE NUMBER
                                      FORM 12b-25
                                                               0-27384
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                                                               CUSIP NUMBER
                              NOTIFICATION OF LATE FILING
                                                               14 0065 10 3
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(CHECK ONE):  /X/Form 10-K and Form 10-KSB / /Form 20-F / /Form 11-K
/ /Form 10-Q and Form 10-QSB / /Form N-SAR

                 For Period Ended: December 31, 1997
                                  --------------------------------------------
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ------------------------------
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  All
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PART I -- REGISTRANT INFORMATION

Capital Corp of the West
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Full Name of Registrant

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Former Name if Applicable

550 West Main Street
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Address of Principal Executive Office (Street and Number)

Merced, California 95340
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
/  /        will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c)  The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q, or filing made by a money market fund pursuant to Rule 30b3-1 and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Company has been working diligently to complete its Form 10-K, including its Annual Report to Shareholders to be incorporated by reference in Form 10-K. Delays in communications with its printer have prevented the Company from meeting the EDGAR transmission deadline for filing as of March 31, 1998. On March 31, the Company's printer has transmitted Form 10-K for filing, but it will have a filing date of April 1, 1998. Form 10-K should already be on file at the time this Form 12b-25 is filed.


                                               (ATTACH EXTRA SHEETS IF NEEDED)
                                                               SEC 1344 (6/94)



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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
                David Curtis                (209)          725-2259
    ---------------------------------- ----------------- ----------------------
                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            /X/ Yes  / / No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. All significant changes have already been reported in the Company's press release dated March 13, 1998 and in the Form 10-K filed on the same day as this form.

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                           Capital Corp of the West
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                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


    Date  April 1, 1998                        By /s/ David Curtis
        --------------------------------------    -----------------------------
                                                      David Curtis, Controller

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

____________________________________ATTENTION__________________________________

  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
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